Exhibit 10.20

SEVERANCE AGREEMENT AMENDMENT

This Severance Agreement Amendment (“Agreement”) is made and entered into as November 20, 2008 and replaces Section 2 and Section 3 of the Compensation and Severance dated November 30, 2006, by and between John Higgins (“Employee”) and InfrastruX Group Inc. (“Employer”). In consideration of the promises and the mutual covenants hereinafter contained, Employee and Employer agree as follows:

1.	Termination by Employer

If Employer terminates Employee’s employment without Cause, Employee shall be entitled to receive (a) termination payments equal to one year current base salary and COBRA, and (b) any unpaid current base salary and PTO which has accrued for services already performed as of the date of termination (“Termination Date”). If Employee is terminated by Employer for Cause (as defined in Section 1.1 below), Employee shall not be entitled to receive any termination payments.

1.1	Cause

“Cause” shall mean:

(a)	Willful misconduct on the part of Employee that has a material adverse effect on Employer and its subsidiaries, taken as a whole;

(b)	Employee’s engaging in (i) conduct which could reasonably result in his conviction of a felony or a crime against Employer (ii) conduct involving fraud or moral turpitude, or (iii) substance abuse or other misconduct which would materially compromise Employer’s reputation or Employee’s ability to perform his duties;

(c)	Unreasonable refusal by Employee to perform the duties and responsibilities of his position in any material respect, unless Employee cures the refusal within thirty (30) days after receipt of written notice specifying in reasonable detail the duties and responsibilities not being performed;

No action, or failure to act, shall be considered willful or unreasonable if the Employee did it in good faith and with the reasonable belief that has action or omission was in the best interests of Employer.

2.	Termination by Employee

If Employee resigns for Good Reason, Employee shall be entitled to receive (a) termination payments equal to one year current base salary and COBRA, and (b) any unpaid current base salary and PTO which has accrued for services already performed as of the date of termination (“Termination Date”). “Good Reason” means only any one or more of the following: (1) material breach by Employer of the Agreement, and its failure to cure such breach within thirty (30) days after written notice from Employee to Employer specifying in reasonable detail the alleged breach; (2) reduction, without Employee’s consent, of Employee’s salary or reduction or elimination of any compensation or benefit plan benefiting Employee, unless the reduction or elimination of such benefit plan is generally applicable to all senior-level employees (or employees of a successor or controlling entity of Employer) and unless Employer reinstates the compensation or benefit within thirty (30) days after written notice from Employee; (3) assignment to Employee, without his consent, of duties materially inconsistent with Employee’s position, authority, duties or responsibilities which results in a material diminution in such position, authority, duties or responsibilities; or (4) involuntary relocation of Employee’s primary work location by more than forty-five (45) miles from Employee’s current work location;

In the case of the termination of Employee’s employment by Employee for other than Good Reason, Employee shall not be entitled to any payments hereunder.

3.	If any provisions of this Agreement are determined to be unlawful or unenforceable, the balance of this Agreement shall remain in full force and effect.

4.	Employee and Employer agree that the terms of this Agreement are completely confidential.

AGREED AND ACCEPTED:

/s/ John Higgins		11/20/08
Name		Date

INFRASTRUX GROUP INC.
By:	/s/ Richard Schwartz	11/20/08
	Richard Schwartz	Date
Chief Operating Officer